Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            CACI International Inc
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              (Exact name of issuer as specified in its charter)

        Delaware                                       54-1345888
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(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

1100 North Glebe Road, Arlington VA                        22201
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(Address of principal executive offices)                (Zip Code)

                            CACI International Inc
                          1996 Stock Incentive Plan
                          -------------------------
                          (Full title of the plans)

                             Jeffrey P. Elefante
                 Executive Vice President and General Counsel
                            CACI International Inc
                            1100 North Glebe Road
                             Arlington, VA 22201
                               (703) 841-7800
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                  (Name and address, including zip code, and
         telephone number, including area code, of agent for service)

                               WITH A COPY TO:
                            David W. Walker, Esq.
                             Foley, Hoag & Eliot
                           One Post Office Square
                         Boston, Massachusetts 02109
                                (617) 832-1000

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                        CALCULATION OF REGISTRATION FEE

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                                                 Proposed
 Title of                         Proposed        Maximum
Securities          Amount         Maximum       Aggregate      Amount of
  to be              to be      Offering Price   Offering      Registration
Registered         Registered     Per Share        Price           Fee
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Common Stock      1,500,000     $22.81<F1>    $34,218,750<F1>  $10,369.32<F1>
(par value $0.01)   shares
<F1> Estimated pursuant to Rule 457 (c) and (h) based on the average of the high and low prices of the Common Stock as reported on January 22, 1996 on the NASDAQ Stock Market.

Prospectus
----------
                THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                      COVERING SECURITIES THAT HAVE BEEN
                 REGISTERED UNDER THE SECURITIES ACT OF 1933

                              January 24, 1997

                                INTRODUCTION
                                -----------

This Prospectus relates to 1,500,000 shares of Common Stock, $0.10 par value per share ("Common Stock"), to be offered to key employees and officers of CACI International Inc and its subsidiaries (the "Company") under an employee benefit plan providing for the grant of a variety of stock incentive awards, designated the 1996 Stock Incentive Plan (the "1996 Plan").

                                THE 1996 PLAN
                                -------------

Purpose
-------

The purpose of the 1996 Plan is to provide additional incentive to executives and other key employees of the Company and its subsidiaries. As described below, the 1996 Plan permits the issuance of incentive stock options, non-qualified stock options, conditioned stock awards, unrestricted stock awards, performance share awards and stock appreciation rights (collectively, "Awards")

The 1996 Plan authorizes the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) options that do not so qualify ("Nonqualified Options"), (iii) shares of stock at no cost or at a purchase price set by the Committee, subject to restrictions and conditions determined by the Committee, (iv) unrestricted shares of stock at prices set by the Committee, (v) rights to acquire shares of Common Stock upon attainment of performance goals specified by the Committee, and (vi) rights to receive cash payments based on or measured by appreciation in the market price of the Common Stock ("Stock Appreciation Rights").

Up to 1,500,000 shares of Common Stock (subject to adjustment upon certain changes in the capitalization of the Company) may be issued pursuant to options granted under the 1996 Plan. No employee may be granted awards under the 1996 Plan, including stock options and stock appreciation rights, with respect to more than 300,000 shares in any calendar year.

The 1996 Plan will be administered by a Committee of Directors who are not officers or employees of the Company (the "Committee"). The Committee will select the individuals to whom options are granted and will determine the option exercise price and other terms of each award, subject to the provisions of the 1996 Plan. Incentive Options may be granted under the 1996 Plan to employees, including officers. As of December 31, 1996, approximately 3,500 employees were eligible to participate in the 1996 Plan. Nonqualified Options may be granted under the 1996 Plan to employees and officers.

No options may extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary ("greater-than-ten-percent-stockholders"). The exercise price of Incentive Options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of a greater-than-ten-percent-stockholder).
The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee. Incentive Options generally may not be exercised after (i) termination of the optionee's employment by the Company for cause, (ii) ninety days after termination of the optionee's employment by the Company without cause or by the optionee voluntarily, including retirement in accordance with the Company's policy, (iii) one year following the optionee's termination of employment with the Company by reason of disability, and (iv) two years following an optionee's death if the optionee's death occurs prior to termination of the optionee's employment with the Company. The terms and conditions of Nonqualified Options and Stock Appreciation Rights will be determined by the Committee in connection with each grant, if any.

Payment of the exercise price of the shares subject to the option may be made with (i) cash or check for an amount equal to the option price for such shares, (ii) with the consent of the Committee, shares of Common Stock having a fair market value equal to the option price of such shares, (iii) with the consent of the Committee, delivery of such documentation as the Committee and the broker, if applicable, will require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the option price, (iv) with the consent of the Committee, such other consideration which is acceptable to the Committee and has a fair market value equal to the option price of such shares, or (v) with the consent of the Committee, a combination of the foregoing.


Federal Income Tax Information with Respect to the 1996 Stock Incentive Plan
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The grantee of a Nonqualified Option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a Nonqualified Option, the difference between the fair market value of the underlying shares of Common Stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares. Subject to certain limitations, the Company may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a Nonqualified Option.

The grantee of an Incentive Option recognizes no income for federal income tax purposes on the grant thereof. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an Incentive Option. If no disposition of shares acquired upon exercise of the Incentive Option is made by the option holder within two years from the date of the grant of the Incentive Option or within one year after exercise of the Incentive Option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the Incentive Option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year).

The excess of the fair market value of the underlying shares over the option price at the time of exercise of an Incentive Option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax are allowed a credit which may be carried forward indefinitely to be used as a credit against the regular tax liability in a later year; however, the minimum tax credit can not reduce the regular tax below the alternative minimum tax for that carryover year.

Availability of Documents Incorporated by Reference
---------------------------------------------------

A copy of any document incorporated by reference in Item 3 of Part II of the Registration Statement of which this Prospectus is a part (not including exhibits), such documents incorporated by reference constituting a prospectus under Section 10(a) of the Act, and any other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Act will be provided to any option holder by the Company upon written or oral request to the Company's Executive Vice President and General Counsel, CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, telephone (703) 841-7800.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

     (a) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     (b) the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-8401, filed with the Commission on September 27, 1996.

     (c) the Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1996 , File No. 0-8401.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities.
-----------------------------------

Not applicable.


Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

The validity of the securities registered hereby is being passed upon for the Company by Foley, Hoag & Eliot, Boston, Massachusetts.


Item 6.  Indemnification of Directors and Officers.
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Article V, Section 9 of the Company's By-Laws provides as follows:

"Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the state of Delaware from time to time against all expense, liability, and loss (including attorneys' fees, judgments, fines, and, if approved by the Board of Directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

"If authorized by the Board of Directors, expenses incurred in connection with the defense of any civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation.

"The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which such director or officer may be entitled. Payments pursuant to the Corporation's indemnification of any person hereunder shall be reduced by any amounts such person may collect as indemnification under any policy of insurance purchased and maintained on his behalf by this or any other Corporation."

The effect of these provisions would be to permit such indemnification by the Company for liabilities arising out of the Securities Act of 1933.


Item 7.  Exemption from Registration Claimed.
---------------------------------------------

Not applicable.


Item 8.  Exhibits.
------------------

     4.1   Articles of Organization of the Company.

     4.2   By-Laws of the Company.

     4.3   1996 Incentive Stock Plan.

     5.1   Opinion of Counsel.

     23.1  Consent of Independent Auditors.

     23.2  Consent of Counsel (included in Exhibit 5.1).

     24.1  Power of Attorney (contained on the signature page).


Item 9.  Undertakings.
----------------------

1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.   The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 2(a)(i) and 2 (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Virginia, on this 24th day of January 1997.

                                     CACI International Inc


                                     By:              /s/
                                        ---------------------------------
                                        Jeffrey P. Elefante
                                        Executive Vice President and
                                        General Counsel


                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James P. Allen and Jeffrey P. Elefante, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for either or both of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Title                Date


             /s/
----------------------------    President and Chairman,     January 24, 1997
J.P. London                     Director
                                (Principal Executive
                                 Officer)
             /s/
----------------------------    Executive Vice President,   January 24, 1997
James P. Allen                  Treasurer
                                (Principal Financial
                                Officer)

            /s/
----------------------------    Director                    January 24, 1997
Richard L. Leatherwood

           /s/
----------------------------    Director                    January 24, 1997
Alan S. Parsow

           /s/
----------------------------    Director                    January 24, 1997
Larry L. Pfirman

          /s/
----------------------------    Director                    January 24, 1997
Warren R. Phillips

         /s/
----------------------------    Director                    January 24, 1997
Charles P. Revoile

        /s/
----------------------------    Director                    January 24, 1997
William B. Snyder

       /s/
---------------------------     Director                    January 24, 1997
Richard P. Sullivan

      /s/
---------------------------     Director                    January 24, 1997
John M. Toups

                                EXHIBIT INDEX


Exhibit
  No.     Description
-------   -----------

  4.1     Articles of Organization of the Company
          (Filed as Exhibit 3.1 to the Company's Annual report on Form 10-K for the year ended June 30, 1996, file no. 08401)

  4.2     By-Laws of the Company
          (Filed as Exhibit 3.2 to the Company's Annual report on Form 10-K for the year ended June 30, 1996, file no. 08401)

  4.3     1996 Stock Incentive Plan

  5.1     Opinion of Counsel

  23.1    Consent of Independent Auditors

  23.2    Consent of Counsel (included in Exhibit 5.1)

  24.1    Power of Attorney (contained on the signature page)